REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Rivulet Entertainment, Inc.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Rivulet Media, Inc. (the “Company”) as of June 30, 2024 and 2023, and the related combined statements of operations, and cash flows for the years in the two-year period ended June 30 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2024 and 2023, and the results of its operations and its cash flows for the years in the two-year period ended June 30, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2, the Company has incurred net losses and negative cash flow from operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.
PCAOB Firm ID #6920
Tampa, Florida June 26, 2025

3702 W Spruce St #1430 i Tampa, Florida 33607 i +1.813.441.9707

RIVULET MEDIA, INC.
COMBINED BALANCE SHEETS
(In United States dollars)

	June 30,	June 30,
	2024	2023
ASSETS
CURRENT ASSETS
Cash	$101,721	$2,683
Accounts receivable, net	-	149,997
Prepaid expenses	47,044	1,667
Total current assets	$148,765	$154,347

NONCURRENT ASSETS
Film costs	10,024,760	430,514
Deposits	854,390	96,116
Equity investment	2,000,000	2,000,000
Total noncurrent assets	$12,879,150	$2,526,630

Total assets	$13,027,915	$2,680,977

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$205,249	$-
Accrued interest	712,229	22,096
Notes payable, current	4,890,000	-
Other current liabilities	154,689	77,055
Total current liabilities	$5,962,167	$99,151

NONCURRENT LIABILITIES
Related party loans, non-current	10,768,316	7,397,905
Notes payable, non-current	1,330,000	35,000
Total noncurrent liabilities	$12,098,316	$7,432,905

Total liabilities	$18,060,483	$7,532,056

Commitments and contingencies (Note 2)

SHAREHOLDERS' DEFICIT

Common stock (No shares authorized or issued as of June 30, 2024 and June 30, 2023) (1)	$-	$-
Additional paid-in capital	-	-
Shareholders’ deficit	(5,032,568)	(4,851,079)
Total shareholders’ deficiency	$(5,032,568)	$(4,851,079)

Total Liabilities & shareholders' deficit	$13,027,915	$2,680,977

The accompanying notes are an integral part of these combined financial statements

(1) Refer to Note 5 in the combined financial statements

RIVULET MEDIA, INC.
COMBINED STATEMENTS OF OPERATIONS
(In United States dollars)

	For the Year Ended June 30,
	2024	2023
Revenues	$60,000	$1,813,514
Production cost amortization	-	427,965
Gross margin	$60,000	$1,385,549
		.
Operating Expense
General and administrative	$241,489	$174,630
Total operating expenses	$241,489	$174,630

Net (loss) income before income taxes	$(181,489)	$1,210,919
Income tax expense	-	(77,055)
Net (loss) income	$(181,489)	$1,133,864

The accompanying notes are an integral part of these combined financial statements

RIVULET MEDIA, INC.
COMBINED STATEMENT OF CASH FLOWS
(In United States dollars)

	For the Year Ended June 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(181,489)	1,133,864
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Bad debt expense	120,000	-
Change in operating assets and liabilities:
Accounts receivable	29,997	(145,512)
Prepaid expenses	(45,377)	(1,667)
Deposits	(758,274)	43,158
Accounts payable	205,249	(52,409)
Accrued interest	690,133	(99,757)
Other current liabilities	77,634	77,055
Net cash flows provided by (used in) operating activities	137,873	954,732

Cash flows from investing activities:
Capitalized production costs	(9,594,246)	(257,500)
Investment in Casa Azul	-	(2,000,000)
Net cash flows provided by (used in) investing activities:	(9,594,246)	(2,257,500)

Cash flows from financing activities:
Proceeds from notes payable	6,185,000	2,381,903
Payments on note payable-related party	-	(1,026,500)
Proceeds from notes payable-related party	3,370,411	-
Payments on note payable		(50,000)
Net cash flows provided by (used in) financing activities:	9,555,411	1,305,403

Net change in cash	99,038	2,635
Cash, beginning of period	2,683	48
Cash, end of period	$101,721	2,683

Supplemental disclosure of cash flow information
Cash paid for interest	$-	-
Income taxes paid	$-	-

The accompanying notes are an integral part of these combined financial statements

RIVULET MEDIA, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED JUNE 30, 2024 AND JUNE 30, 2023

NOTE 1 – OVERVIEW

Rivulet Media, Inc. (the "Company", "we" or "us"), is an independent studio engaged in the production, distribution and marketing of star driven commercial feature-length films, television series and mini-series, and television movies, from initial creative development through principal photography, postproduction, distribution and ancillary sales. The Company also provides music production. Upon completion of production, the Company expects to receive initial revenues from domestic and foreign distribution contracts. The Company is headquartered in Scottsdale, Arizona. As the merger between Rivulet Entertainment, Inc. and Rivulet Media, Inc. (refer to Note 8) only included certain wholly owned subsidiaries of Rivulet Media, Inc. (refer to Note 2), the combined financial statements included in the filing only reflect the combined results of the entities that were transferred as part of the transaction.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

Basis of Presentation

These accompanying combined financial statements have been presented in United States dollars (“$” or “USD”) and are prepared in accordance with United States generally accepted accounting principles (“US GAAP”). In addition, as a film production company, the Company also complies with the incremental guidance in Accounting Standards Codification (“ASC”) 926, Entertainment-Films.

Principles of Consolidation/Combination

The transaction between Rivulet Entertainment, Inc. and Rivulet Media, Inc. did not include consolidated Rivulet Media, Inc. Rather, the transaction only included certain wholly owned subsidiaries of Rivulet Media, Inc. that i) comprised its primary film operations and ii) should be considered entities under common control. As such, the accompanying combined financial statements only reflect the combined accounts and operations of  the entities that were included as part of the merger transaction. For the purpose of these combined financial statements, the Company uses the name Rivulet Media, Inc. (or “the Company”) to refer to the results of the combined entities that were included as part of the transaction.

The Company evaluates the need to combine or consolidate other entities based on the guidance set forth in Article 3 of Regulation S-X and ASC 810, Consolidation (“ASC 810”). To that extent, the Company will consolidate entities in which it has a controlling financial interest based on the guidance in the ASC topic. As of June 30, 2024, the combined entity included the following entities under common control of Rivulet Media, Inc. which were included as part of the transaction with Rivulet Entertainment, inc.:

Entity Name	Year of Incorporation	Percentage Ownership
Nutcracker, LLC	2023	100%
Kicklight, LLC	2023	100%
Good News, LLC	2021	100%
Please Baby Please LLC	2020	100%
Mistress Movie, LLC	2020	100%
LAC2 Productions, LLC	2022	100%
Acolyte Productions, LLC	2022	100%
Storyland Productions, LLC	2021	100%
Da Vinci, LLC	2023	100%
Garden, LLC	2023	100%
Storyland Animation, LLC	2021	100%
Rivulet Media Ventures, LLC	2023	100%
The Dink Productions, LLC	2024	100%

Going Concern

Pursuant to the guidance in ASC 205-40, Going Concern, for each annual and interim reporting period an entity’s management must evaluate whether there are conditions and events, considered in the aggregate, that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date that the financial statements are available to be issued. To that extent, the Company had cash, negative working capital and shareholders deficit of $101,721, ($5.8) million and ($5.0) million as of June 30, 2024, respectively. Further, the Company incurred a net loss of ($181,489) and had cash provided by operations of $137,873 for the year ended June 30, 2024. As such, the Company concluded that there is substantial about its ability to continue as a going concern. The Company hopes to mitigate the conditions or events that raise substantial doubt about its ability to continue as a going concern through its future sales of movie rights and future capital raises.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable, the results of which form the basis for the amounts recorded in the combined financial statements.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash or cash equivalents.

Accounts Receivable, Net

The Company’s accounts receivable, net primarily consists of receivables related to revenue earned for motion picture rights.  The Company evaluates the need for an allowance for credit losses based on historical and future collection trends.  As of June 30, 2024 and 2023, allowance for expected credit losses was $120,000 and zero.

Film Costs

In accordance with ASC 926, Entertainment-Films, the Company reports production costs incurred as a separate asset on its combined balance sheets (“Film costs”). Production costs include all direct negative costs incurred in the physical production of a film, such as compensation of cast and rental facilities on location, as well as allocations of production overhead and capitalized interest (if any). Further, costs incurred related to significant changes to a film  are added to production costs and subsequently charged to expense when the Company recognizes the related revenue.

Amortization of Production Costs

As the Company’s films are monetized on their own, the Company amortizes production costs using the individual-film-forecast-computation method. Pursuant to that method, unamortized production costs as of the beginning of the current fiscal year are multiplied by the individual-film-forecast-computation method fraction. To that extent, the Company will begin amortization of capitalized production costs when a film is released, and it begins to recognize revenue from that film. The Company will review and revise its estimate of ultimate revenue as of each reporting date to reflect the most currently available information. Changes to the estimate of ultimate revenue, if any, are accounted for prospectively.

Impairment of Capitalized Production Costs

The Company will test its unamortized production costs whenever events or changes in circumstances indicate that the fair value of a film may be less than its unamortized costs. If the Company determines that the fair value of a film is less than its unamortized production costs, then the unamortized capitalized costs for the film will be written down by the amount exceeding the film’s fair value. The unit of account for impairment testing is the individual film being produced and the fair value is determined using a discounted cash flow technique.

Recognition of Revenue from Contracts with Customers

The Company recognizes revenue from its contracts with customers in accordance with the core principle outlined in ASC 606, Revenue from Contracts with Customers. Specifically, “to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services”.  To that extent, the Company recognizes revenue in accordance with the ASC Topic by applying the following five steps:

•Step 1-Identify the contract(s) with a customer

•Step 2-Identify the performance obligations in the contract

•Step 3-Determing the transaction price

•Step 4-Allocate the transaction price to the performance obligations in the contract

•Step 5-Recognize revenue when (or as) the Company satisfies a performance obligation

The Company’s contracts with its customers currently contain a single performance obligation comprised of a license to motion picture rights. In accordance with ASC 606, the Company ( i.e. the “licensor”) has concluded that the license transfer should i) be considered functional intellectual property and ii) that customers (the “licensees” or “distributors”) are therefore granted a right to access of the Company’s intellectual property throughout the license period. As such, revenue is recognized at a point in time upon the Company’s delivery of the license to the licensee. The Company does not currently provide any form of extended payment terms to its customers and, as such, a fixed payment is typically received from the customer within 90 days after the license is transferred.

In determining the transaction price, the Company’s contracts with its customers do not include a significant financing component, non-cash consideration or consideration payable to the customer. However, the Company’s contracts typically will include sales-based or usage-based royalties that are triggered by the attainment of certain levels of box office receipts or video on demand (“VOD”) purchases. To that extent, in accordance with ASC 606-10-55, the Company will recognize the sales-based or usage-based royalties only when the later of the following events occur-a) the subsequent sale or usage occurs or b) the performance obligation to which the sales-based or usage-based royalty has been satisfied. No sales-based or usage-based royalties were recognized during the years ended June 30, 2024 and 2023.

As it pertains to incremental costs of obtaining a contract, the Company does not incur any type of sales commissions.

Exploitation and Participation Costs

The Company accounts for advertising costs in accordance with ASC 720-35, Other Expenses-Advertising Costs. All other direct costs incurred in connection with the distribution of a film are expensed as incurred. In addition, the Company will begin to accrue (expense) participation costs when i) a film is released and ii) it begins to recognize revenue from the film.  Participation costs are accrued (expensed) using the individual-film-forecast-computation method. The Company incurred participation costs of $100,000 and $0 for the years ended June 30, 2024 and 2023, respectively. The Company does not expect to pay any participation costs during its upcoming operating cycle (i.e. the next 12 months).

Investments in Equity Securities

The Company accounts for its investments in equity securities without a readily determinable fair value at cost minus impairment in accordance with ASC 321, Investments-Equity Securities. Further, the Company will continue to recognize its investments without a readily determinable fair value at cost minus impairment until the investment does not qualify to be measured as such. To that extent, the Company will re-assess at the end of each reporting period whether the investment still qualifies to be recognized at cost minus impairment.

In addition to assessing whether the investments still qualify to be recognized at cost minus impairment, the Company will also make a qualitative assessment at the end of each reporting period considering impairment indicators to evaluate whether the investment is impaired. If the qualitative assessment indicates that the investment is impaired and the fair value of the investment is less than its carrying value, then the investment will be written down to fair value. The Company did not recognize any impairments for the years ended June 30, 2024 and 2023.

General and Administrative Expenses

Our general and administrative expenses primarily consist of personnel and related costs, including employee salaries, legal fees relating to corporate matters, accounting and audit related costs, insurance, corporate communications, information technology, and related expenses.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of June 30, 2024, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.  There were no accounts receivable as of June 30, 2024.  As of June 30, 2023, accounts receivable was $149,997, of which one customer accounted for $59,997, or 40%, and a second customer for $90,000, or 60%, of the accounts receivable balance.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The reporting amount of our cash represents fair value due to its liquid nature. As of June 30, 2024 or 2023, the Company did not have any assets measured at fair value on a recurring basis that would require disclosure based on the fair value hierarchy outlined in ASC 820.

Related Party Disclosures

The Company discloses all related party transactions in accordance with the guidance in ASC 850, Related Party Disclosures. To that extent, amounts of related party transactions are stated on the face of our combined balance sheets, combined statements of comprehensive income and combined statements of cash flows (as applicable).

Segment Reporting

The Company currently operates in a single operating segment. Operating segments are reported in a manner consistent with the internal reporting provided to the Company’s chief operating decision maker (“the CODM”). The Company’s CODM, which is its Chief Executive Officer, views the Company’s operations and manages its business as a single operating segment, which is currently movie film production.

Commitments and Contingencies

The Company accounts for contingencies in accordance with ASC 450-20, Contingencies. Certain conditions may exist as of the date the combined financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s combined financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed. The Company is not currently involved in any legal proceedings that could require either accrual or disclosure.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting - Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires incremental disclosures related to a public entity’s reportable segments. Required disclosures include, on an annual and interim basis, significant segment expenses that are regularly provided to the CODM and included within each reported measure of segment profit or loss, an amount for other segment items (which is the difference between segment revenue less segment expenses and less segment profit or loss) and a description of its composition, the title and position of the CODM, and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. The standard also permits disclosure of more than one measure of segment profit. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. The Company does not believe the adoption of ASU 2023-07 will have a material impact on its combined financial statements.

In December 2023, the FASB issued ASU 2023-09-Income Taxes (Topic 740)-Improvements to Income Tax Disclosures, which requires entities to provide additional information in the rate reconciliation and additional disclosures about income taxes paid. The guidance should be applied prospectively and is effective for annual periods beginning after December 15, 2024. The Company does not expect the issued standard will have a material impact on its combined financial statements.

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this update require disclosure, in the notes to combined financial statements, of specified information about certain costs and expenses at each interim and annual reporting period. The amendments are effective for annual periods beginning after December 15, 2026, and reporting periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that the new ASU will have on its combined financial statements.

NOTE 3 - FILM COSTS COMPONENTS

Components of production costs for films predominantly monetized on their own were as follows:

	As of	As of
	June 30, 2024	June 30, 2023
Released	$-	$-
Completed and not released	-	-
In production	9,356,746	-
Preproduction	668,014	430,514
Total	$10,024,760	$430,514

NOTE 4 –DEPOSITS

As of June 30, 2024 and 2023, the Company held deposits of $854,390 and $96,116, respectively, with various film unions, in accordance with the requirements of collective bargaining agreements. These deposits are classified as non-current assets on the balance sheet. The deposits are intended to secure the Company's obligations for union-related benefits, including health and retirement contributions for eligible union members.

The deposits are refundable upon fulfillment of the Company's obligations under the terms of the agreements or upon termination of the agreements. As of June 30, 2024 and 2023, the Company is in compliance with all applicable union requirements, and no deposits are subject to forfeiture. The Company monitors its compliance with these agreements on an ongoing basis to ensure all obligations are met.

NOTE 5 – INVESTMENT IN EQUITY SECURITIES

During June of 2023 the Company made a $2,000,000 equity investment in Casa Azul Spirits, LLC, a tequila Company incorporated in Delaware, which gave the Company a 5% ownership stake. As the Company neither controls nor has significant influence over the investee, we recognize our investment in accordance with ASC 321, Equity Securities. Further, as the equity investment does not have a readily determinable fair value and does not qualify for the practical expedient to estimate fair value (outlined in ASC 820-10), the Company recognizes its investments in Casa Azul at cost minus impairment.

The carrying amount of our investment in Casa Azul was $2,000,000 as of both June 30, 2024 and 2023. Further, the Company has not adjusted the cost of the investment, either upwards or downwards, since we made the initial investment. The Company considered the price per share disclosed in recent subscription agreements issued by Casa Azul in determining the carrying amount of the investment as of June 30, 2024.

NOTE 6 – CHANGES IN SHAREHOLDERS’ DEFICIT

As discussed in Note 1, the Company reflects the combined results of certain entities under common control of Rivulet Media, Inc as of June 30, 2024 and 2023 that were included in the transaction with Rivulet Entertainment, Inc. These Companies were capitalized solely through the issuance of short and long-term debt and therefore did not have any outstanding issued (or authorized) equity or membership interests as of either June 30, 2024 or June 30, 2023. As such, pursuant to ASC 505-10-50-2 and Rule 3-04 of Regulation S-X, the Company is providing its changes in stockholders’ deficit in the notes to the combined financial statements in lieu of a separate statement. For the years ended June 30, 2024 and 2023 the only change in stockholders equity (deficit) consisted of a net loss of ($181,489) and net income of $1,133,864, respectively.

NOTE 7 – INCOME TAXES

Income taxes for our fiscal years 2024 and 2023 were as follows:

	June 30, 2024	June 30, 2023
Current:
Federal	$-	$62,303
State	-	14,752
Total Current	-	77,055
Deferred:
Federal	-	-
State	-	-
Total Deferred	-	-
Total tax provision	$-	$77,055

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”), which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

A reconciliation of the federal income tax rate to the Company’s effective tax rate for the periods ended June 30, 2024 and June 30, 2023 were as follows:

	For the year ended June 30,
	2024	2023
Federal Statutory Rate	21.00%	21.00%
State tax, net on income tax benefit	3.87%	3.87%
Interest & Penalties	-	1.64%
Change in Valuation Allowance	(24.87)%	(19.64)%
Effective Tax Rate	-	6.87%

We account for income taxes using the asset and liability method. Deferred taxes are recorded based on differences between the financial statement basis and tax basis of assets and liabilities and available tax loss and credit carryforwards.

The significant components of our deferred taxes consisted of the following:

	As of
	June 30, 2024	June 30, 2023
Deferred tax assets:
Bad Debt	$29,845	$-
Net operating losses	1,494,451	1,446,858
Gross deferred tax assets	$1,524,296	$1,446,858
Valuation allowance	(1,451,822)	(1,446,858)
Net deferred tax assets	$72,474	$-
Deferred tax liabilities:
Partnership Income / (Loss)	(72,474)	-
Gross deferred tax liabilities	(72,474)	-
Net deferred tax liability	$-	$-

The Company’s items of income, deductions, assets, and liabilities are included within the consolidated tax return of its ultimate U.S. parent, Rivulet Media. The provision for income taxes are calculated by applying a “separate return” method. Under this method, the current provision is the amount of tax payable or refundable on the basis of a hypothetical, current-year separate return. Any deferred taxes on temporary differences, including any carryforwards, that could be claimed on a hypothetical return are assessed on the basis of the projected separate return results for purposes of determining the need for a valuation allowance.

Consistent with the application of this guidance, the Company recognized current and deferred income tax consequences as if it were a separate taxpayer rather than a member of its consolidated tax group. As such, the deferred tax assets and liabilities reflect certain tax attributes resulting from its separate return accounting. As of June 30, 2024 and 2023, the Company recorded a gross deferred tax asset, for federal net operating loss carryforwards "(NOLs") of $5.7M and $5.5M, respectively.  These NOLs were generated while part of a combined tax return and may not legally exist or may offset income in the consolidated return of the parent which is not included in these combined financial statements.

Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations. In general, under Section 382 of the Code, a corporation that undergoes an "ownership change," generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre change net operating losses, or NOLs, to offset future taxable income. Our existing NOLs may be subject to limitations arising from ownership changes that we might have undergone in the past and a detailed study has not been performed to date. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code, further limiting our ability to utilize a material portion of the NOLs even if we attain profitability. During the years ended June 30, 2024 and 2023, the Company's valuation allowance increased by approximately $5,000 and decreased by approximately $220,000, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

NOTE 8 – NOTES PAYABLE AND RELATED PARTY LOANS

The Company enters into loan agreements with both related and non-related parties in order to fund their ongoing film production activities. To that extent, the Company had the following outstanding debt as of June 30, 2024 and 2023:

	June 30, 2024	June 30, 2023

Current notes payable; Issued December of 2023-January 2024; 15% stated interest rate; Due April 1, 2024	$4,140,000	$-
Non-current notes payable; Issued June 2023-May 2024; 15% stated interest rate; Due February 1, 2026	1,330,000	35,000
Tax credit assignment loans; Issued January of 2024; Participation in future tax receivable; No stated interest rate or due date	750,000
Related party notes payable to a beneficial owner; Issued October-November of 2023; 15% stated interest rate; Due February 1, 2026 (refer to Note 8)	2,880,000	-
Related party notes payable to parent company; Issued at various dates; no stated interest rate or due date (refer to Note 8)	7,888,316	7,397,905
Total notes payable	16,988,316	7,432,905
Less current maturities	(4,890,000)	-
Total notes payable, non-current portion	$12,098,316	$7,432,905

As of June 30, 2024, the Highmark notes, Genius Equity notes and Steven Wheeler notes, totaling $4,140,000, were in technical default as a result of non-payment. However, per the terms of the notes, the default interest rate of 25% cannot be triggered unless a default notice is received from the lender. A default notice was received for the Highmark notes during November of 2024 at which time the interest rate on the notes increased from 15% to 25%. The notes were subsequently paid off during January of 2025. In addition, the Genius Equity notes were also paid off during October of 2024.

In addition to the stated interest rates on the loans, certain loans include a net profit participation feature whereby the lender may receive an additional return based on the performance of the film underwritten by the loan. Certain of these loans are collateralized by interests in film rights the Company owns. Additionally, certain of these notes are guaranteed by an individual who is a related party. To that extent, none of the participation features were triggered as of June 30, 2024. In addition, certain tax credit assignment loans totaling $750,000 were entered into during fiscal year 2024 whereby the lenders agreed to be paid (on a dollar per dollar basis) from the proceeds of a refundable tax credit related to the production of the Nutcracker film. While the tax credit was not received as of June 30, 2024, the Company expects to receive the credit in the near future and has therefore classified the tax assignment loans as current. In order to receive this tax credit, the Company must have an audit performed on the required financial information, which is currently in-process.

Maturities on debt are as follows:

July 1, 2024 - June 30, 2025	$4,140,000
July 1, 2025 - June 30, 2026	12,848,316
Total payments	$16,988,316

NOTE 9 – RELATED PARTY TRANSACTIONS

Rivulet Media, Inc.

As discussed in Note 1, the combined financial statements (in the filing) do not include the results of Rivulet Media, Inc., which is the former holding company of the transferred LLCs and was not part of the merger transaction. To that extent, the transferred entities had $7,888,316 and $7,397,905 of intercompany loans with Rivulet Media, inc. as of June 30, 2024 and 2023, respectively. The intercompany loans do not include a stated interest rate or due date. Further, as a result of the transaction, the loans were forgiven by Rivulet Media, Inc as of the merger consummation date.

Beneficial Owner

During the year ended June 30, 2024, the Company entered into a $2,880,000 note payable agreement with a certain beneficial owner of Rivulet Media, Inc. The notes are due on February 1, 2026 and have a stated interest rate of 15%. The balance of the loan was $2,880,000 as of June 30, 2024.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated events and transactions subsequent to June 30, 2024 through the date these combined financial statements were issued, which was June 26, 2025. Other than the below, there are no subsequent events identified that would require disclosure in these combined financial statements.

Reverse Acquisition

During July of 2024, the Company consummated a reverse acquisition with Rivulet Entertainment, Inc., which is a public operating Company involved in the film production business. As a result of the transaction, Rivulet Media gained a controlling financial interest in the combined company. As such, the transaction was determined to be a reverse acquisition whereby Rivulet Media was the accounting acquirer/legal acquiree and Rivulet Entertainment was the accounting acquiree/legal acquirer.  On May 19, 2025 the agreement was amended to reduce the cash portion of the purchase price from $10,000,000 to $6,450,000. Furthermore, the conditions subject to closing and the default provisions were eliminated. As of the date of this filing, the Company has transferred $2,950,000 to the former owners of Rivulet Media, Inc. and had an outstanding balance of $3,500,000.

License of Nutcracker

On September 12, 2024, the Company entered into a license and distribution agreement with Disney DTC LLC (“DDTC”) for access rights to the feature film “Nutcrackers” and all associated short from content (i.e. trailers, deleted scenes, etc.). The license term lasts 15 years following the initial exploitation of the project by DDTC. In consideration of the license agreement, the Company is to receive a fixed payment of $10 million of which approximately $8 million had been received as of the date the combined financial statements were available to be issued.

Related Party Debt Forgiveness

As discussed in Note 7, the Company had approximately $7.9 million in related party debt to its former parent company as of June 30, 2024. In accordance with the merger agreement with Rivulet Entertainment, all of the debt was forgiven as of the merger consummation date.